Filed pursuant to Rule 424(b)(3)

Registration Statement No. 333-280344

Prospectus Supplement No. 8

(To Prospectus dated September 18, 2024)

OKLO INC.

This prospectus supplement updates, amends and supplements the prospectus dated September 18, 2024 (the “Prospectus”), which forms a part of our Registration Statement on Form S-1, as amended (Registration No. 333-280344). Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the Prospectus.

This prospectus supplement is being filed to update, amend and supplement the information included in the Prospectus with the information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission on February 5, 2025, which is set forth below.

This prospectus supplement is not complete without the Prospectus. This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement, and is qualified by reference thereto, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the Prospectus. Please keep this prospectus supplement with your Prospectus for future reference.

Oklo Inc.’s Class A Common Stock is quoted on the New York Stock Exchange under the symbol “OKLO.” On February 5, 2025, the closing price of our Class A Common Stock was $50.50.

WE ARE AN “EMERGING GROWTH COMPANY” UNDER FEDERAL SECURITIES LAWS AND ARE SUBJECT TO REDUCED PUBLIC REPORTING REQUIREMENTS. INVESTING IN OUR SECURITIES INVOLVES CERTAIN RISKS. SEE “RISK FACTORS” BEGINNING ON PAGE 14 OF THE PROSPECTUS.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is February 5, 2025.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 5, 2025

Oklo Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-40583	86-2292473
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3190 Coronado Dr. Santa Clara, CA	95054
(Address of principal executive offices)	(Zip Code)

(650) 550-0127

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, par value $0.0001 per share	OKLO	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On February 3, 2025, Christopher Wright was confirmed as the United States Secretary of Energy by the United States Senate and, as a result, resigned from the board of directors (the “Board”) of Oklo Inc. (the “Company”). Prior to his resignation, Mr. Wright was an independent director and a member of the Board’s Audit Committee, which was composed of three independent directors.

On February 4, 2025, as required by Section 303A.12(b) of the NYSE Listed Company Manual (the “Listed Company Manual”), the Company submitted an interim written affirmation to the New York Stock Exchange (the “NYSE”) as a notice of non-compliance with Section 303A.07(a) of the Listed Company Manual, which requires that the Audit Committee be composed of at least three independent directors. On February 5, 2025, the Company received an official notice of non-compliance from the NYSE (the “NYSE Notice”). The NYSE Notice does not have any immediate effect on the listing of the Company’s common stock, which remains trading under the trading symbol “OKLO.” The Board intends to appoint a new independent director, duly qualified for service on the Audit Committee, as soon as practicable.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Oklo Inc.

Date: February 5, 2025	By:	/s/ R. Craig Bealmear
	Name:	R. Craig Bealmear
	Title:	Chief Financial Officer